Exhibit 10.1

May 30, 2006

Theresa M. Stone
5204 Barnfield Road
Greensboro, NC 27455

Re: Retirement Enhancement Agreement and General Release

Dear Terry:

This letter sets forth the terms of your amicable retirement as President and Director of Lincoln Financial Media Company. Please forgive the formal tone of this letter, which is made necessary by some of the pension and legal-related issues that inevitably must be set out in great detail in situations like this.

This letter and your signature below will evidence an agreement between you and Lincoln National Corporation, on behalf of its subsidiaries and affiliates, including but not limited to, Lincoln Financial Media Company, and each of their officers, directors, and employees (which, for simplicity’s sake, I will refer to throughout this letter as “LNC”).

As you know, you will retire on May 31, 2006 (your “Retirement Date”). You are also tendering your resignation as an officer and director of the LNC companies set forth in the resignation form attached to this letter. In consideration of the mutual promises and agreements contained in this letter and intending to be legally bound, we agree as follows:

In lieu of the benefit that would ordinarily be provided under the Jefferson-Pilot Corporation Supplemental Benefit Plan (the “Supplemental Plan”) or the Executive Special Supplemental Benefit as referenced in Section 4 of the Supplemental Plan (the “ESSB”), and in lieu also of any payments otherwise due to you under our annual incentive program for 2006, or under the following long-term incentive program cycles: 2006-2008, 2005-2007, and 2004-2006, you will instead receive, beginning as soon as legally possible after your Retirement Date, a monthly benefit of $18,786.32, computed as follows:

(a)
The monthly retirement benefit computed by multiplying (i) 2.5% for each year of service, by (ii) your final average monthly earnings for the five-year period ending with your Normal Retirement Date; reduced by (b), below.

(b)	The actual monthly retirement benefits provided to you under the Jefferson-Pilot Corporation Employees’ Retirement Plan.

For purposes of determining (a)(i), you will be credited with any additional years of service, and any days out of a 365-day year, necessary to treat you as retiring at age 65, the Normal Retirement Date under the Supplemental Plan (you will turn 65 on May 10, 2009). In addition, in calculating your final average monthly earnings under (a)(ii) above, your monthly earnings will be based on your salary and incentive compensation paid under the terms of LNC’s Annual Incentive Bonus Plan for the five-year period ending on the last day of the month preceding the month of your Normal Retirement Date (age 65). For purposes of this calculation, your current annual base salary will be projected out to your Normal Retirement Date at age 65. In addition, for purposes of this calculation, you will be credited with future annual incentive compensation (bonus amounts) equal to 87% of your current annual base salary. A total of 60 months of salary and a total of 5 annual bonus amounts will be considered in calculating your final average monthly earnings. Any applicable early retirement reduction factors will be applied for benefit commencement prior to age 65.

Because you are a “key employee” of LNC and are receiving the consideration described in the preceding paragraphs upon a separation from service from a corporation whose stock is publicly traded on an established securities market, and because the consideration payable to you under this Agreement will not be fully paid out to you on or before March 15, 2007, the consideration payable to you is considered “deferred compensation” as that term is defined by the relevant provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Code Section 409A(a)(2)(B)(i) requires that any amount payable to you pursuant to this letter agreement be delayed until the end of the six-month period following your separation from service (your Retirement Date). In your case, the aggregate amount of the first seven monthly payments will be paid at the beginning of the seventh month following your Retirement Date.

You acknowledge that you wish to receive the consideration described above in the form of a contingent joint & 75% survivor annuity, with the contingent benefit payable to your surviving spouse. This means that you will receive $18,786.32 monthly for your life, and then, if your spouse survives you, he will receive $14,089.74 monthly for his life.

Let me also briefly clarify the status of some of your other benefits. As described above, this pension enhancement will replace and be paid in lieu of any ESSB or other supplemental pension benefits, or annual incentive and long-term incentive program payments. In addition, you are not eligible for any benefits under the terms of any JP or LNC executive change in control severance plans, severance pay or salary continuation plans, or under any employment agreement, letter, communication, plan, program, or administrative practice of LNC, JP, or their predecessor companies.

This pension enhancement will be in addition to any amounts due to you under the tax-qualified Jefferson-Pilot Corporation Employees’ Retirement Plan or its successor, under which you will receive $1,789 monthly for your life, and then, if your spouse survives you, he will receive $1,341.75 monthly for his life. You will also be entitled to retain your vested benefit under the Jefferson-Pilot Corporation 401(k)/TeamShare Plan.

Because you are at least 60 years old with 10 or more years of service, you will be eligible to elect retiree life and medical coverage under the benefit programs in which you currently participate. Coverage for short term and long term disability will terminate as of your Retirement Date. You will be paid for any accrued but unused vacation time whether or not you sign this letter agreement.

As indicated in the attached memorandum to you from Kathleen Bergmann, dated May 30, 2006, your retirement follows a change in control of Jefferson-Pilot, which immediately vested 100% of all outstanding options. You have until the earlier of the following two dates to exercise your options: (a) the fifth anniversary of the date of your retirement (May 31, 2006), or (b) the tenth anniversary from the date of grant.

As a retired member of the Senior Management Committee, your charitable gifts will continue to be matched in accordance with LNC’s Matching Gifts Program Guidelines applicable to retirees, as amended from time to time.

By signing this letter agreement, in consideration of the above enhanced monthly benefit, you waive any right to personal recovery and irrevocably, unconditionally and generally release, acquit, and forever discharge to the fullest extent permitted by law, LNC (as defined above), their directors, officers, representatives, agents, attorneys, employees, successors, and assigns and any other person acting through, by, under or in concert with any of them from all complaints, actions, causes of actions, suits, rights, grievances, costs, losses, debts, expenses, sums of money, amounts, covenants, contracts, agreements, claims, damages, liabilities, obligations, and demands of any nature whatsoever, known or unknown, in law or in equity (“Claim” or “Claims”), which against them you at any time heretofore ever had or which you now have, or which your heirs, executors, administrators, personal representatives, successors, or assigns hereinafter may have, in any way connected with or relating to your employment and/or the termination of your employment with LNC; provided, however, that nothing in this letter agreement constitutes a waiver of any Claims arising after the date that you sign this letter agreement.

The Claims covered by the preceding paragraph include, but are not limited to, claims under tort, contract, or any other state or federal laws, (including, but by no means limited to, claims arising out of or alleging breach of contract, violation of public policy, wrongful termination, breach of implied employment, breach of good faith and fair dealing, impairment of economic opportunity, intentional infliction of emotional harm or emotional distress, fraud (actual or constructive), defamation (libel or slander), under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et. seq., as amended by the Older Worker’s Benefit Protection Act (“OWPBA”), under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, by the Civil Rights Act of 1991, under the Americans with Disabilities Act of 1990, 42 U.S.C. §12101, et seq., as amended, under the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq., under 42 U.S.C. §1981, under the Fair Labor Standards Act., 29 U.S.C. §201, et seq., under the Fair Credit Reporting Act, 15 U.S.C. §1681, et seq., under any state, local, or municipal law, ordinance, or rule covering discrimination in employment or in places of public accommodation under the Employee Retirement Income Security Act, under the Sarbanes-Oxley Act, under any theory of retaliation, under any federal or state law or municipal ordinance relating to discrimination and/or harassment and/or retaliation in employment, or under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the statutory or common laws of the United States. The Claims you are waiving include, but are not limited to, any claims for wages, severance, bonuses, commissions or compensation of any kind, expense reimbursements, and Claims for pain and suffering or emotional distress, as well as any Claims for attorneys’ fees, costs and expenses. Notwithstanding the foregoing, nothing contained in this release shall in any way diminish or impair (i) any rights you have to the post-termination payments and benefits that are provided to you pursuant to the terms of this letter agreement, (ii) your ability to raise an affirmative defense in connection with any lawsuit or other legal claim or charge instituted or asserted against you by LNC or others, or (iii) any rights you may have to be indemnified and advanced expenses pursuant to: (a) applicable State law, (b) any resolution approved by the Board of Directors or shareholders of Jefferson-Pilot Corporation or LNC, or (c) LNC’s bylaws or other corporate governance documents, or (iv) any rights you may have to be covered pursuant to applicable directors’ and officers’ liability insurance policies (collectively, the “Excluded Claims”). LNC hereby reconfirms its obligations under Section 5.9 of the Agreement and Plan of Merger, dated as of October 9, 2005, as amended as of January 26, 2006, among Lincoln National Corporation, Quartz Corporation and Jefferson-Pilot Corporation (the “Merger Agreement”), with respect to indemnification and the maintenance of directors’ and officers’ liability insurance, and acknowledges that you are among the “Indemnified Parties” as specified therein.

By signing below, you also acknowledge that: this letter agreement, and the waiver of Claims contained in it, are written in a manner understandable to you; you are not waiving the Excluded Claims or any rights or claims that may arise after the date that you sign below; you are receiving consideration in excess of anything of value to which you would already have been entitled prior to signing this letter agreement; you are advised to consult an attorney prior to signing this letter agreement; and you have been given a period of at least 21 days within which to consider whether to sign this letter agreement. You also have a period of seven (7) days following the day you sign this letter agreement below to revoke your acceptance of this letter agreement by giving written notice to me. Following the successful expiration of this seven day period, this letter agreement shall become final and binding.

You agree to make yourself available, at reasonable times, to cooperate, consult, testify, etc. with respect to current and future legal actions, including, but not limited to litigation, arbitrations, mediation, administrative, and/or regulatory proceedings in which LNC is a party. LNC agrees to pay your expenses reasonably incurred in complying with this paragraph.

This letter agreement is binding upon you and upon your heirs, executors, administrators, personal representatives, successors, and assigns, and shall inure to the benefit of LNC and to its respective heirs, administrators, representatives, executors, successors, and assigns.

This letter agreement is made and entered into in the Commonwealth of Pennsylvania, and shall in all respects be interpreted, enforced and governed under its internal laws (and not the conflicts of laws rules). If anything in this letter agreement contradicts a term or condition of any LNC plan document or plan amendment, such plan document and/or plan amendment terms and conditions will control. This letter agreement sets forth the entire agreement between you and LNC, and fully supersedes any and all prior negotiations, agreements or understandings pertaining to the subject matter of this letter agreement. This letter agreement may not be modified or amended except by a written agreement signed by both of us.

Sincerely,

/s/ Elizabeth L. Reeves
Elizabeth L. Reeves

ACCEPTED AND AGREED TO:

Dated: May 31, 2006	/s/ Theresa M. Stone
Theresa M. Stone

TO:     Dennis L. Schoff, Esq.
General Counsel

SUBJECT:     Resignation

Effective immediately, I resign as a director and/or officer of LNC and all of its subsidiary companies in which I hold such a position, including but not limited to the following:

-President, Lincoln Financial Media Company
-Director, Lincoln Financial Media Company
-Director, Lincoln Financial Sports, Inc.
-Director, Executive Vice President and Chief Financial Officer, Jefferson Standard Life Insurance Company, Jefferson-Pilot Financial Insurance Company, Jefferson-Pilot LifeAmerica Insurance Company, and Jefferson-Pilot Life Insurance Company

Dated: May 30, 2006	/s/ Theresa M. Stone
Theresa M. Stone

Interoffice Memorandum

TO:                  Terry Stone

FROM:            Kathleen Bergmann

DATE:             May 30, 2006

SUBJECT:       Employee Stock Options

Following is the current status of your options.  Because your retirement follows the change-of-control of Jefferson-Pilot, which immediately vested all of your options, your options are vested and exercisable as detailed below.

Your options from 1998, 1999, 2000, 2001 and 2002 expire at midnight on the day before their ten year anniversary date (2/8/2008, 2/7/2009, 2/13/2010, 2/11/2011).  Your remaining options may be exercised for five years from the date of termination (5/31/06).  Your last day to exercise is May 30, 2011.

As a practical matter, it is strongly recommended that you exercise your options prior to the last day.

If you have any questions, or if you want to buy and hold the option shares, please contact Russell Garrison at 215-854-1662.

Once you leave, you are no longer subject to insider trading restrictions on when you exercise, unless you have actual inside information about Lincoln. The trading window is currently open and will remain so until 6/15/06.